AMENDMENT NO. 1 TO SERIES C WARRANT AGREEMENT




          This Amendment No. 1 to Series C Warrant Agreement (this "Amendment") is dated as of December 30, 1996 by and between House of Fabrics, Inc., a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, as warrant agent (the "Warrant Agent").


                      W I T N E S S E T H:

          WHEREAS, the Company and the Warrant Agent have entered into a Series C Warrant Agreement, dated as of July 31, 1996 (the "Warrant Agreement"), pursuant to which the Company proposes to issue up to 256,821 Series C Warrants, each Warrant entitling the registered owner thereof to purchase one share of the Company's Common Stock, par value $.01 per share; and

          WHEREAS, the Warrant Agreement was executed in connection with the Third Amended Joint Plan of Reorganization, dated May 23, 1996, as modified, of the Company and others, which Plan of Reorganization was confirmed by the order of the United States Bankruptcy Court of the Central District of California, Judge Kathleen T. Lax, dated July 10, 1996 and duly entered on July 10, 1996 in the proceeding entitled House of Fabrics, Inc. et. al., debtors, case number SV94-50060KL (the "Plan of Reorganization"); and

          WHEREAS, the Plan of Reorganization provides that the exercise price for the Series C Warrants shall be an amount equal to the greater of (i) 200% of the average daily Trading Price (as defined in the Warrant Agreement) per share for the Trading Days (as defined in the Warrant Agreement) during the Pricing Period (as defined in the Warrant Agreement), and (ii) $26.67; and

          WHEREAS, due to a typographical error, Section 9 of the Warrant Agreement provides that the exercise price shall be the lesser of clauses (i) and (ii) above; and

          WHEREAS, as permitted by Section 19 of the Warrant
Agreement, the parties wish to enter into this Amendment to correct the typographical error noted above.

          NOW, THEREFORE, the Company and the Warrant Agent hereby agree as follows:

          1. Section 9 of the Warrant Agreement is hereby amended in its entirety to read as follows:

               "SECTION 9.  Exercise Price.

                    The price per share at which Warrant Shares
               shall be purchasable upon exercise of each Warrant (the "Exercise Price") shall be an amount equal to the greater of (i) 200% of the average of the daily Trading Price (as defined in Section 10.1
               (d)) per share for the Trading Days (as defined in
               Section 10.1 (d)) during the Pricing Period
               (rounded down to the nearest cent), and (ii)
               $26.67. 'Pricing Period' is defined as the period commencing on November 29, 1996 and ending at the close of business on December 27, 1996. The Exercise Price is subject to adjustment pursuant to Section 10 hereof; provided, however, that if the Exercise Price in effect on the date of exercise of a Warrant is less than the par value of a Warrant Share, the price per share at which Warrant Shares may be purchased upon the exercise of such Warrant on such date shall be the par value of a Warrant Share."

          2.   The first paragraph of Exhibit A to the Warrant
Agreement is hereby amended in its entirety to read as follows:

                    "This certifies that, for value received,
               __________ or registered assigns (the `Holder'), is entitled to purchase from House of Fabrics, Inc., a Delaware corporation (the `Company'), until 5:00 P.M., New York time, on July 31, 2001 (the `Expiration Date'), at the purchase price of
               $[    ] [THE GREATER OF 200% OF THE AVERAGE DAILY
               TRADING PRICE PER SHARE OF COMMON STOCK FOR THE TRADING DAYS DURING THE PERIOD COMMENCING NOVEMBER 29, 1996 AND ENDING AT THE CLOSE OF BUSINESS ON DECEMBER 27, 1996, AND (II) $26.67] per share (the `Exercise Price'), a number of shares of Common Stock, par value $.01 per share, of the Company (the `Common Stock') that is equal to the number of Warrants set forth above. The number of shares purchasable upon exercise of this Warrant and the Exercise Price per share are subject to adjustment from time to time as set forth in the Warrant Agreement referred to below."

          3. Except as expressly set forth in this Amendment, the Warrant Agreement shall remain in full force and effect. The Warrant Agreement, as amended by this Amendment, is in all respects ratified and confirmed, and this Amendment shall be deemed to be part of the Warrant Agreement in the manner and to the extent herein provided.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                              HOUSE OF FABRICS, INC.


                              By:     /s/ Gary L. Larkins
                              ----------------------------------
                              Title:  Vice Chairman of the Board

ATTEST:


/s/ Marvin S. Maltzman
------------------------------
Title: Senior Vice President
       and General Counsel


                              AMERICAN STOCK TRANSFER & TRUST
                              COMPANY, as Warrant Agent


                              By:    /s/ Joe Wolf
                              ---------------------------------
                              Title: Vice President

ATTEST:


/s/ Joe Alicia
--------------------------
Title: